Exhibit 99.(a)(1)(D)

Intersil Corporation

Paper Election Form

TENDER OF ELIGIBLE STOCK OPTIONS PURSUANT TO THE OFFER TO

EXCHANGE ELIGIBLE STOCK OPTIONS FOR NEW STOCK OPTIONS

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 5, 2009,

UNLESS EXTENDED

Name:	Employee ID:

Before making your election to surrender your eligible stock options for new stock options, please make sure you have received, read and understand the Offer to Exchange document that was sent to you, as this document contains important information about Intersil’s offer to exchange eligible stock options for new stock options (the “Exchange Offer”). The Exchange Offer documents (including the Offer to Exchange document) may be accessed for free on Intersil’s Stock Option Exchange Program Website at: https://www.corp-action.net/intersil or on the SEC’s website at: http://www.sec.gov/. You can also contact Mellon at 866-284-5699 (From within the U.S.) or at 201-680-6579 (From outside the U.S.) to obtain paper copies of these documents. We strongly encourage you to make your election to participate in the Exchange Offer, or to withdraw or change your previous elections, online at Intersil’s Stock Option Exchange Program Website, as making your elections online is faster, easier and more efficient and will provide you with immediate feedback regarding whether your Election Form has been properly completed. Please keep in mind that the Exchange Offer expires at 5:00 p.m., Eastern Standard Time, on November 5, 2009, unless extended.

Below are your current outstanding eligible stock option grants. In order to participate in the Exchange Offer by using this paper Election Form, you must check the applicable election box for EACH of your eligible stock option grants to indicate your election to exchange or retain those grants. If you wish to surrender an eligible stock option grant for exchange, you must check the election box marked “Exchange” for that stock option grant. If you do not wish to surrender an eligible stock option grant for exchange, you must check the election box marked “Do Not Exchange” for that stock option grant. Your Election Form will be rejected if you do not make an election with respect to EACH of your eligible stock option grants. For example, if you have three eligible stock option grants and you would like to surrender only one of those grants for exchange, check the election box marked “Exchange” for that grant and check the election box marked “Do Not Exchange” for each of the remaining two grants that you do not want to exchange. If you instead check the election box marked “Exchange” for the grant that you would like to surrender for exchange but do not check the election box marked “Do Not Exchange” for any or all of the grants that you do not want to surrender for exchange, your Election Form will be rejected.

Eligible Options
Option Grant #	Grant Date (MM/DD/YYYY)	Vested	Unvested	Total	Exercise Price	Expiration Date	Ratio	New Grant if Options Outstanding Exchanged	Make ONE Election for each eligible grant	Post Exchange Vest Period
☐ Exchange ☐ Do Not Exchange

By making this election, you agree to be bound by the terms and conditions of the Exchange Offer, as described in the Offer to Exchange document, and the terms of the attached Additional Terms of Election document. You acknowledge that: (1) the Exchange Offer is a discretionary program established by Intersil and may be suspended, modified or terminated by Intersil at any time, as provided in the Offer to Exchange document; and (2) the new stock options to be granted under the Exchange Offer are discretionary in nature and such grant does not create any contractual or other right to receive future equity or cash compensation, payments or benefits.

You may withdraw or change your election at any time prior to the expiration of the Exchange Offer by submitting a new properly completed and signed Election Form to BNY Mellon Shareowner Services (“BNY Mellon”). Your new properly completed and signed election form will replace your most recent election form on file with BNY Mellon in its entirety, provided that it is properly submitted to, and received by, BNY Mellon before the Exchange Offer expires. Accordingly, when completing a new Election Form to withdraw or change your previous elections, you MUST check the box marked “Exchange” or “Do Not Exchange” (as applicable) with respect to EACH of your eligible stock option grants (even if you are keeping some of your elections the same as those on your previous Election Form) – otherwise your new Election Form will be rejected and your most recent properly completed Election Form on file with BNY Mellon as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. You can withdraw or change your elections online at Intersil’s Stock Option Exchange Program Website at https://www.corp-action.net/intersil or by contacting 866-284-5699 (From within the U.S.) or 201-680-6579 (From outside the U.S.) for a new paper Election Form.

BNY Mellon must receive your Election Form prior to the expiration of the Exchange Offer. If you complete an updated Election Form but it is not received by BNY Mellon before the expiration of the Exchange Offer, or if it is received by BNY Mellon before the expiration of the Exchange Offer but is not properly completed, your most recent properly completed Election Form on file with BNY Mellon as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Please note that it is your responsibility to ensure that this paper Election Form is received by BNY Mellon before the expiration of the Exchange Offer. This paper Election Form may be submitted to BNY Mellon ONLY by mailing or sending via overnight service to BNY Mellon Shareowner Services, 480 Washington Boulevard, 27th Floor, Corporate Action Dept., Jersey City, NJ 07310. Paper Election Forms received by BNY Mellon after the expiration of the Exchange Offer will not be considered valid for the purposes of the Exchange Offer.

Only your most recent properly completed Election Form on file with BNY Mellon as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer – all other Election Forms completed by you will be disregarded. If an authorized signatory is signing this Election Form on your behalf, please also fax to BNY Mellon with this Election Form proof of such person’s authority to act on your behalf. In addition, if your name has been legally changed since your stock option agreements were signed, proof of the legal name change must be faxed to BNY Mellon with this Election Form.

Signature of Optionee or Authorized Signatory

Optionee’s Name (please print in full)

Date:                     , 2009

Address:

________________________________________________________________

________________________________________________________________

________________________________________________________________

Email Address:

SIGN AND MAIL THIS ENTIRE ELECTION FORM TO

BNY MELLON AT THE ADDRESS BELOW:

BNY Mellon Shareowner Services

480 Washington Boulevard, 27th Floor

Corporate Action Dept.

Jersey City, NJ 07310

YOUR ELECTION FORM MUST BE RECEIVED BY

BNY MELLON BEFORE THE EXPIRATION OF THE EXCHANGE OFFER

(5:00 P.M., EASTERN STANDARD TIME, NOVEMBER 5, 2009 – UNLESS EXTENDED)

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA MAIL OR OVERNIGHT SERVICE WILL NOT CONSTITUTE VALID DELIVERY.